For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES THIRD QUARTER EARNINGS

CORNELIA, GA. October 26, 2006, Habersham Bancorp (NASDAQ: HABC) reports third quarter earnings of $1,533,000 or $.51 per diluted share, an increase of 30.25% when compared to third quarter earnings of $1,177,000 or $.40 per diluted share for the same period in 2005.

Year-to-date earnings for the nine-month period ended September 30, 2006 was $4,129,000 or $1.39 per diluted share, an increase of 51.02%, when compared to year-to-date earnings of $2,734,000 or $.93 per diluted share for the nine-month period ended September 30, 2005. The increase in earnings for the third quarter and the nine-month period ended September 30, 2006 was the result of Habersham Bank’s management of the net interest margin in growth and rising rate environments occurring in 2006. Average balances in the loan portfolios increased approximately $26.5 million or 8.65% and $38.3 million or 13.29% for the third quarter and for the nine-month period ended September 30, 2006 when compared to the same period in 2005, respectively. Deposit balances increased approximately $57.7 million or 22.35% and $53.9 million or 21.23% for the third quarter and for the nine-month period ended September 30, 2006 when compared to the same period in 2005, respectively.

The net interest margin increased 50 and 59 basis points for the third quarter and for the nine-month period ended September 30, 2006 when compared to the same periods in 2005, respectively.

Total assets of $476.0 million at September 30, 2006 reflect a decrease of $2.4 million or .50% from $478.4 million at December 31, 2005. Management reported growth in the loan portfolios of Habersham Bank of approximately $26.7 million and increases in the investment securities portfolios of approximately $12.1 million were offset by decreases in federal funds sold, in cash and due from banks and in loans held for sale of approximately $35.1 million, $4.6 million and $1.7 million, respectively.

The Company’s stock is listed on the Nasdaq Global Market under the symbol HABC. Any requests for information regarding the purchase or sale of the common stock can be addressed to: Sterne, Agee and Leach, Inc.; Paine Webber, Inc.; SunTrust Robinson-Humphrey Co., Inc.; AGS Securities, Inc.; Wachovia Securities, Inc.; or First Tennessee, market makers for HABC.

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited)
(dollar amounts in thousands, except per share amounts)

Earnings Summary	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Interest income	$9,123	$6,902	$25,345	$18,458
Interest expense	3,472	2,248	9,407	6,049
Net interest income	5,651	4,654	15,938	12,409

Provision for loan losses	-	90	-	330
Net interest income after provision for loan losses	5,651	4,564	15,938	12,079

Other income	971	1,030	2,800	2,601
Investment securities gains / (losses)	(7)	42	(13)	12
Other expense	4,341	3,909	12,667	10,821
Earnings before income tax expense	2,274	1,727	6,058	3,871

Income tax expense	741	550	1,929	1,137

Net earnings	$1,533	$1,177	$4,129	$2,734

Net earnings per share - basic	$.52	$.41	$1.41	$.94

Net earnings per share - diluted	$.51	$.40	$1.39	$.93

Weighted average number of common shares outstanding	2,949,207	2,903,018	2,938,080	2,901,892

Weighted average number of common and common equivalent shares outstanding	2,993,256	2,937,987	2,979,394	2,936,452
Cash dividends declared per common share	$.09	$.08	$.27	$.24

Balance Sheet Summary	September 30, 2006	December 31, 2005
Total Assets	$476,009	$478,431
Loans, net	343,456	316,773
Deposits	370,226	372,762
Stockholders’ Equity	54,109	50,257